Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the prospectus constituting as part of this Registration Statement on Form S-3 of Titan Pharmaceuticals, Inc. of our reports dated February 27, 2006 relating to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Titan Pharmaceuticals, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2005. We also consent to the reference to us under the caption “Experts” in the prospectus.

/s/ ODENBERG, ULLAKKO, MURANISHI & CO. LLP

San Francisco, California
February 6, 2007